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                                                                    Exhibit 10.3

July 21, 2000


Donald C. Naab
2366 Casa Hermosa Court
Encinitas, CA 92024

         Fax: 760-942-7860

Dear Don:

Please accept this correspondence as Centurion's formal job offer for the position of Chief Operating Officer reporting to Gary Kuck, President and Chief Executive Officer.

Compensation:

-        Salary: Annual salary of $200,000. (Bi-weekly $7692.30)

         -        Performance Evaluations: On an annual basis.

- Sign-on Bonus: The Company agrees to pay a sign-on-bonus of $20,000 upon the commencement of employment. Any out-of-pocket forfeitures related to bonuses from the previous employer, up to and with a maximum of $40,000, will be reimbursed at the first annual anniversary date, less the initial payment sign-on bonus of $20,000. Verification will be required.

- Bonus: The target bonus shall be equal to 50% of the Base Salary under Centurion's current bonus program. Centurion's fiscal year runs from January 1st through December 31st. For year 2000, the bonus will be prorated as of start date.

- Stock Options: Total stock options of 50,000 shares representing 0.5% of the outstanding shares of the company granted at a maximum company valuation of $100,000,000. Vesting schedule is 25% at the annual anniversary date. If there is a change of control not including an IPO, 100% of the options are immediately vested. Terms and conditions consistent with the Centurion International, Inc., 1997 Stock Option Plan.

- Other Benefits: You shall be entitled to participate in and receive benefits immediately, health, dental, life and 401k. Specific information regarding these benefits is available upon request.

-        Vacation: You shall be entitled to 4 weeks paid vacation per year.

- Relocation: Centurion will pay for the relocation from Encinitas, CA to Lincoln. NE.
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                  -        Real estate commissions and closing costs for the
                           sale of current residence in California.

                  - Moving of household effects, including packing. (The company will not be responsible for the expense of transporting personal effects that require special handling and transportation, the costs of which are disproportionate to the value of the items.)

- Temporary Housing: Centurion will arrange and pay for temporary lodging incurred and reasonable commuting expenses from Nebraska to California for a period of no more than 4 months.

Termination:

- Termination for Cause: The Company may terminate the Employee's employment for Cause. Cause shall be defined as:

                  - The Employee's Material Breach of this Agreement, which breach is not cured within ten (10) business days after written notice from the Company specifying such breach has been delivered to the Employee;

                  - Commission by the Employee of any materially fraudulent, dishonest or other act of misconduct in the performance of the Employee's duties hereunder, other than at the specific direction of the Board of Directors; or

                  - Arrest for any felony or crime involving moral turpitude.

Following a Termination for Cause, the Company shall pay to the Employee the Base Annual Salary accrued up to the date of termination. In no event shall the Company be obligated to pay any other compensation with respect to any period before or after the date of such termination.

- Other Termination at the Election of the Company: If terminated for any other reason other than cause, the Company agrees to pay:

                  - All compensation accrued up to the date of termination;

                  - If terminated within the first 12 months, the Company agrees to pay six months of salary at the base pay rate in addition to any accrued compensation. After the first 12 months there shall be no additional payments.

If you accept this job offer, you will be required to take our post-offer, pre-placement medical examination and drug screen. The Company will not use the results of a medical examination that reveals or confirms a disability to withdraw an offer of employment unless the disability limits an individual in the performance of the essential function of the job and no reasonable
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accommodation can be made. We will arrange the medical examination, at our expense, as soon as you accept the position offered. Since you live out of state, this medical examination could be done on your first day or work. A positive drug screen would be reason to terminate your employment.

Centurion will not pay out any dollars, as described above, until we receive the results of the post-offer, pre-placement examine and drug screen, indicating you meet the physical requirements and successfully passed the drug screen.

We will anticipate a written reply within 2-3 days after receiving this correspondence with your final decision on our job offer. I have included an explanation and confirmation sheet of our expectation for your continued employment and relocation expenses. I will need your signature this form.

Sincerely,


/s/ Pat Paden
Pat Paden
Corporate Director of Human Resources


Cc:  Gary Kuck, File
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July 21, 2000



Donald C. Naab:

As part of Centurion's job offer, we are required to have your signature to substantiate your awareness and agreement of the following:

Centurion will provide a written statement of these expenses upon your request.

         o Relocation Expenses
         o Sign-on Bonus

If you voluntarily terminate your employment with Centurion or your employment is terminated for cause, prior to 12 months of employment; you will be responsible for repayment to Centurion for these expenses.

My signature attests of my awareness and agreement to the above-mentioned policy.


/s/ Donald C. Naab
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Signature of Employee                                  Date Signed


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Signature of H.R.                                      Date Signed